                                                                     Exhibit 5.1
                                                                     -----------

Internal Revenue Service                    Department of the Treasury
District Director
915 SECOND AVENUE STOP 530                  File Folder Number:
SEATTLE, WA  98174-                              82000000000283
                                            Person to Contact:
Date:  MAR 20 1987                               WILLIAM MORRIS
                                            Contact Telephone Number:
POTLATCH CORPORATION                             (206) 442-8485
C/O BARBARA B CREED ROBERT HEIMBICHNER      Plan Name:
PILLSBURY MADISON AND SUTRO                      POTLATCH CORP SALARIED EMP
P O BOX 7880                                     SAV INVESTMT & STOCK OWNSHP
SAN FRANCISCO, CA  94120-                        PLAN
                                            Plan Number:  022


Dear Applicant:

     Based on the information supplied, we have made a favorable determination on your application identified above. Please keep this letter in your permanent records.

     Continued qualification of the plan will depend on its effect in operation under its present form. (See section 1.401-1(b)(3) of the Income Tax Regulations.) The status of the plan in operation will be reviewed periodically.

     The enclosed document describes some events that could occur after you receive this letter that would automatically nullify it without specific notice from us. The document also explains how operation of the plan may affect a favorable determination letter, and contains information about filing requirements.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other Federal or local statutes.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     This determination expresses an opinion on whether the amendment(s), in and of itself (themselves), affect(s) the continued qualified status of the plan under Code section 401 and the exempt status of the related trust under section 501(a). This determination should not be construed as an opinion on the qualification of the plan as a whole and the exempt status of the related trust as a whole.

     Your plan does not consider total compensation for purposes of figuring benefits. The provision may, in operation, discriminate in favor of employees who are stockholders, officers, or highly compensated. If this discrimination occurs, your plan will not remain qualified. (See

                                                                 Letter 835 (CG)
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                                     -2-

POTLATCH CORPORATION

Rev. Rul. 69-503, 1969-2 C.B. 94.)

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                             Sincerely yours,



                                             Frederick C. Nielsen
                                             District Director

Enclosures:
Publication 794
OPWBP 515
Addendum

                                                                 Letter 835 (CG)
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                                      -3-

POTLATCH CORPORATION

This determination letter is applicable for the amendments adopted on February 22, 1985 and September 28, 1985.
















                                                                 Letter 835 (CG)